SMFStreicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Richard E. Gathright	Peter Seltzberg
	Chairman and Chief Executive Officer	Cameron Associates, Inc.
	954-308-4200	212-245-8800

STREICHER MOBILE FUELING, INC. ANNOUNCES
FINANCIAL DETAILS OF SHANK SERVICES ACQUISITION

CONFERENCE CALL TO BE HELD TUESDAY, MAY 10TH AT 3:30 PM ET

Ft. Lauderdale, FL, May 9, 2005 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW) (the “Company”), a leading out-sourced refueling and fuel management solution provider for vehicle and equipment fleets, announced today that it filed Form 8-K/A related to the acquisition by its wholly owned subsidiary, SMF Services, Inc., of Houston-based Shank Services, a provider of commercial fueling and heavy haul transportation services with operations in Houston, Dallas/Forth Worth, Austin and San Antonio, Texas.

Total consideration for the Shank Services purchase was $7.7 million, consisting of $5.8 million paid in cash at the February 18, 2005 closing and $1.9 million to be paid contingent upon achieving certain financial performance objectives during an eighteen month period ending December 31, 2005 under a two year deferred payment promissory note. The purchase price included the vehicles, trailers, tanks, other operating equipment, business interests and related intangibles of the Shank Services business, valued at $5.2 million, based on a multiple of four times a $1.3 million annualized projected EBITDA (projected earnings before interest, taxes, depreciation and amortization - a non-GAAP measure) for the Shank Services business. Purchase price adjustments of $480,000 primarily relating to pending equipment purchases and the $1.9 million deferred payment promissory note resulted in a net cash payment of $2.8 million for the operating assets and related business. The Company paid an additional $3.0 million for the net working capital, including accounts receivable, inventory and certain pre-paid items, which resulted in the total cash consideration paid of $5.8 million. The Company did not assume any material Shank Services liabilities or debt.

The Company believes that projected cost reductions from more effective bulk fuel purchasing, lower insurance premiums, improved delivery scheduling, decreased equipment rentals and better utilization of operations personnel and equipment could add $500,000 in post integration annualized Shank Services business EBITDA to the $1.3 million annualized projected EBITDA. These savings, together with increasing sales volumes from a consolidated Company and Shank Services business concentrated marketing and sales program, are expected to provide a positive impact on future cash flows and earnings, as early as the first quarter of the Company’s 2006 fiscal year commencing July 1, 2005.

Richard E. Gathright, Chairman and CEO commented, “Having reorganized and refinanced our core mobile fueling business, the Company has reaffirmed its corporate goals to expand services to our more than 1,200 active customers and to broaden and diversify our service portfolio within the energy and transportation logistics sectors. We view the acquisition of the Shank Services business as an important initial step in our strategy to add core complementary businesses and accelerate our growth in Texas and adjoining states. Since acquiring the Shank Services business in February, the integration process has progressed smoothly and we would expect to generate efficiency gains in fleet utilization and operating costs in support of both existing and new geographical markets.”

“This acquisition generated nearly $40 million in annual revenues last year, consisting of commercial fuel sales for both off-road applications such as construction, agriculture, marine and rail as well as for over-the-road trucking operations. Furthermore, it gives the Company an initial presence in the packaging and distribution of petroleum lubricants and provides an entry into specialized transportation and logistics for its construction customers. We now have 18 units to serve the heavy haul oversized construction equipment market, with a strong presence in Houston, Austin and Dallas. The heavy haul operations which commenced in 2002 provide an excellent opportunity for the Company to expand its services to refinery and chemical plant operations.”

Mr. Gathright concluded, “We are aggressively pursuing additional acquisition opportunities, including commercial bulk fuel and lubricant distributors and terminals; unattended card lock commercial refueling stations; fleet credit card services; propane storage and delivery services; mobile refueling operations; and heavy haul transportation providers. Our experienced management team is committed to building and operating a large and diverse organization which serves the energy and transportation industries and generating increasing equity value for our shareholders.”

CONFERENCE CALL

As previously announced, management will host a conference call on Tuesday, May 10, 2005 at 3:30 P.M. ET, to further discuss the aspects of the Shank Services acquisition that closed on February 18, 2005. The conference call will be available via teleconference by dialing 800-599-9795 (domestic) or 617-786-2905 (international), using Pass Code 84259035. There will also be a web-cast over the Internet at www.streetevents.com and www.mobilefueling.com. An audio digital replay of the call will be available from Tuesday, May 10, 2005, at 6:30 P.M. ET until Midnight ET on Tuesday, May 17, 2005, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code #48833040. A web archive will be available for 30 days at www.streetevents.com and www.mobilefueling.com.

About Streicher Mobile Fueling, Inc.
Streicher Mobile Fueling provides integrated out-sourced energy and transportation logistics to the trucking, construction, energy, chemical and government service industries. It offers commercial mobile and bulk fueling, lubricant and fuel management services for vehicle and equipment fleets, as well as short and long distance specialized heavy and ultra-heavy hauling transportation and fueling services. Its energy solutions and fueling alternatives which include the use of the Company’s proprietary electronic fuel tracking system assist fleet managers in containing the cost of operating their equipment, and alleviate security and environmental concerns associated with off-site refueling and on-site storage. The Company conducts operations from 20 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future diversification or expansion plans of the Company, anticipated cost savings from integration of the Shank Services business and potential improvements in the EBITDA of the Shank Services business are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Certain Factors Affecting Future Operating Results” section of the Company’s Form 10-K for the year ended June 30, 2004.